Exhibit 3.2

LIMITED PARTNERSHIP AGREEMENT

This Agreement of Limited Partnership, dated as of August 23, 2010, by and between Demeter Management LLC, a Delaware limited liability company (the “General Partner”), and the other parties who shall execute this Agreement, whether in counterpart, by separate instrument, or otherwise, as limited partners (collectively “Limited Partners”; the General Partner and Limited Partners may be collectively referred to herein as “Partners”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to form a limited partnership for the purpose of engaging in the speculative trading of futures, forwards and options;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Formation; Name

The parties hereby form a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended (the “Act”). The name of the limited partnership is BHM Discretionary Futures Fund L.P. (the “Partnership”). The General Partner may, without the approval of the Limited Partners, change the name of the Partnership, or cause the Partnership to transact business under another name. The General Partner shall notify all Limited Partners (or any assignees thereof) of any such change. The General Partner has executed and filed a Certificate of Limited Partnership of the Partnership (the “Certificate of Limited Partnership”) in accordance with the Act, and shall execute, file, record and publish as appropriate such amendments, assumed name certificates, and other documents as are or become necessary or advisable in connection with the operation of the Partnership, as determined by the General Partner, and shall take all steps which the General Partner may deem necessary or advisable to allow the Partnership to conduct business as a limited partnership where the Partnership conducts business in any jurisdiction, and to otherwise provide that Limited Partners will have limited liability with respect to the activities of the Partnership in all such jurisdictions, and to comply with the laws of any such jurisdiction. Each Limited Partner hereby undertakes to furnish to the General Partner a power of attorney and such additional information as the General Partner may request to complete such documents and to execute and cooperate in the filing, recording, or publishing of such documents at the request of the General Partner.

2.	Office

The principal office of the Partnership shall be c/o Demeter Management LLC, 522 Fifth Avenue, 14th Floor, New York, New York 10036, or such other place as the General Partner may designate from time to time.

The address of the principal office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or such other agent as the General Partner shall designate from time to time.

3.	Business

The Partnership is formed to engage in any lawful act or activity for which limited partnerships may be organized under the Act, including, but not limited to, directly or indirectly through a commodity trading advisor, trading, buying, selling, spreading, or otherwise acquiring, holding, or disposing of commodities (including, but not limited to, foreign currencies, mortgage-backed securities, money market instruments, financial instruments, and any other securities or items which are now, or may hereafter be, the subject of futures contract trading), domestic and foreign commodity futures contracts, forward contracts, commodity forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (hereinafter referred to collectively as “futures interests;” provided, however, such definition shall exclude exchange securities futures products as defined by the Commodity Futures Trading Commission (“CFTC”), options in securities futures and options in equities) and securities (such as United States Treasury securities) approved by the CFTC for investment of customer funds and other securities on a limited basis, and to engage in all activities incident thereto. The Partnership may pursue this objective in any lawful manner consistent with the Partnership’s trading policies. The Partnership may engage in the foregoing activities through any lawful transaction or any lawful activity into which a limited partnership may enter or in which a limited partnership may engage under the laws of the State of Delaware; including, but not limited to, through an investment of all or a portion of its assets in one or multiple trading companies (collectively, the “Trading Companies” or, individually, a “Trading Company”) (provided that such transactions or activities do not subject the Limited Partners to any liability in excess of the limited liability provided for herein and contemplated by the Act.)

4.	Term; Dissolution; Fiscal Year

(a) Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in the Office of the Secretary of State of the State of Delaware and shall end upon the first to occur of the following: (i) receipt by the General Partner of a notice setting forth an election to terminate and dissolve the Partnership at a specified time by Limited Partners holding not less than a Majority of Units (as defined below), with or without cause, which notice shall be sent by registered mail to the General Partner not less than 90 days prior to the effective date of such termination and dissolution; (ii) the withdrawal, insolvency, bankruptcy, dissolution or liquidation of the General Partner (unless a new general partner is elected by a vote of the Limited Partners owning more than 50% of the Units then outstanding, and such new general partner shall have elected to continue the business of the Partnership, which any new general partner shall have the right to do); (iii) the occurrence of any event which shall make it unlawful for the existence of the Partnership to be continued; or (iv) a determination by the General Partner upon 60 days’ notice to the Limited Partners to terminate the Partnership. A “Majority of Units” shall mean the Limited Partners, excluding any Affiliates (as defined in Section 13(c)) of the General Partner, that at the time in question have Net Assets in their capital accounts aggregating in excess of 50% of all Net Assets (as defined in Section 6(d)(1)) of the Limited Partners, excluding any Affiliates of the General Partner.

(b) Dissolution. Upon the occurrence of an event causing the termination of the Partnership, the Partnership shall terminate and be dissolved. Dissolution, payment of creditors, and distribution of the Partnership’s Net Assets shall be effected as soon as practicable in accordance with the Act, except that the General Partner and each Limited Partner (and any assignee) shall share in the Net Assets of the Partnership pro rata in accordance with such Partner’s respective capital account, less any amount owing by such Partner (or assignee) to the Partnership. The General Partner shall, at its option, be entitled to supervise the liquidation of the Partnership. Nothing contained in this Agreement shall impair, restrict, or limit the rights and powers of the Partners under the laws of the State of Delaware and any other jurisdiction in which the Partnership shall be conducting business to reform and reconstitute themselves as a limited partnership following dissolution of the Partnership, either under provisions identical to those set forth herein or any others that they deem appropriate.

(c) Fiscal Year. The fiscal year of the Partnership shall begin on January 1st of each year and end on December 31st of such year (each a “Fiscal Year”). The Fiscal Year in which the Partnership shall terminate shall begin on January 1 and end on the date of termination of the Partnership.

5.	Capital Contributions and Offering of Units of Limited Partnership Interest

The General Partner is herewith contributing $1,000 to the Partnership for which it is receiving one Unit of General Partnership Interest (a “Unit of General Partnership Interest”). On or about the commencement of trading by the Partnership or any Trading Company or at such other time determined by the General Partner in its sole discretion, the General Partner shall contribute to the Partnership such additional amount in cash as determined by it in its sole discretion and in accordance with the terms of the Confidential Private Placement Memorandum and Disclosure Document of the Partnership, as amended and supplemented from time to time, (the “Memorandum”). Such additional contribution by the General Partner shall be evidenced by additional Units of General Partnership Interest on the books and records of the Partnership. The General Partner, without notice to or consent of the Limited Partners, may withdraw any portion of its Units of General Partnership Interest. Interests in the Partnership, other than the Units of General Partnership Interest of the General Partner, shall be designated as Units of Limited Partnership Interest (collectively the “Units” or, individually, a “Unit”), which may be offered in one or more classes (each a “Class” and collectively, the “Classes”) or Series (as defined below). In connection with the Partnership’s offering of Units, the General Partner, on behalf of the Partnership, shall: (a) qualify Units for sale initially and on a continuing basis under the “Blue Sky” and securities laws of such states of the United States or other jurisdictions as the General Partner shall deem advisable; (b) make such arrangements for the offering and sale of Units as it shall deem appropriate, provided that the net proceeds to the Partnership of any such sales shall in no event be less than the Net Asset Value per Unit (as defined in Section 6(d)(3)) at the time of the sale; and (c) take such action with respect to the matters described in clauses (a) and (b) as it shall deem advisable or necessary.

The terms of the offering of the Units, the investor suitability requirements and the minimum investment for Partners shall be determined by the General Partner in its sole discretion. Unless otherwise determined by the General Partner, Units of each Class initially shall be offered at $1,000 per Unit, and thereafter shall be offered on a continuous basis as of the first day of each month, or on any other day as determined in the sole discretion of the General Partner, at the final Net Asset Value per Unit as of the last day of the immediately preceding month (or as such other time as determined in the sole discretion of the General Partner).

No subscriber for Units shall become a Limited Partner until his subscription has been accepted by the Partnership and such Limited Partner has been identified as a Limited Partner on the books and records of the Partnership. Any subscription for Units may be accepted or rejected in whole or in part by the General Partner in its sole discretion. No certificate evidencing Units shall be issued to any Limited Partner (although Limited Partners will receive confirmations of purchase from the General Partner in its customary form). The General Partner may, without the consent of the Limited Partners, offer Units in additional Classes and Series as it may determine in its sole discretion from time to time. The terms of each Class or Series of Units may vary in the General Partner’s sole discretion; including, but not limited to, differences in the fees and expenses charged to each Class or Series of Units. The aggregate of all capital contributions to the Partnership shall be available to the Partnership to carry on its business and no interest shall be paid by the Partnership on any such contribution.

The General Partner is authorized, without the consent of the other Limited Partners, to permit any existing Limited Partner to make an additional capital contribution upon such terms and conditions as the General Partner, in its sole discretion shall determine. The terms and conditions which any existing Limited Partner may increase its capital contribution shall be subject to all the provisions of this Agreement and the Memorandum. Except as expressly provided for herein or in the Memorandum, no Partner shall be required to make any additional contributions to the capital of the Partnership.

6.	Allocation of Profits and Losses; Accounting; Other Matters

(a) Capital Accounts. A capital account shall be established for each Partner. The initial balance of each Partner’s capital account shall be the amount of a Partner’s initial capital contribution to the Partnership.

(b) Monthly Allocations. As of the close of business on the last day of each month or at such other time as otherwise determined by the General Partner (a “Determination Date”) during each Fiscal Year of the Partnership, the following determinations and allocations shall be made:

(1) The Net Assets of the Partnership, the Net Asset Value of each Class, and the Net Asset Value per Unit (each as defined in Section 6(d)) shall be determined.

(2) Any increase or decrease in Net Assets over those of the immediately preceding Determination Date (or, in the case of the first Determination Date, the first closing on the sale of Units), shall then be credited or charged to the capital account of each Partner in the ratio that the balance of each account bears to the balance of all accounts.

(3) The amount of any distribution to a Partner, any amount paid to a Partner on redemption of Units, any amount deemed received by a Partner on an Exchange of Units pursuant to Section 9(c) hereof, and any amount paid to the General Partner upon withdrawal of its interest in the Partnership shall be charged to that Partner’s capital account.

(c) Allocation of Profit and Loss for U.S. Federal Income Tax Purposes. The Partnership’s realized profit or loss (including the Partnership’s pro rata share of any Trading Company items) shall be allocated among the Partners pursuant to the following subparagraphs for U.S. federal income tax purposes. Except to the extent otherwise provided below, such allocations of profit and loss shall be pro rata from net capital gain or loss and net ordinary income or loss realized by the Partnership. For U.S. federal income tax purposes, a distinction shall be made between net short-term gain or loss and net long-term gain or loss.

(1) Items of ordinary income and expense shall be allocated pro rata among the Partners based on their respective capital accounts as of the end of each month in which the items of ordinary income or expense accrued.

(2) Net realized capital gain or loss shall be allocated as follows:

(aa) For the purpose of allocating the Partnership’s net realized capital gain or loss among the Partners, there shall be established an allocation account with respect to each outstanding Unit. The initial balance of each allocation account shall be the amount paid to the Partnership for the Unit. Allocation accounts shall be adjusted as of the end of each Fiscal Year and as of the date a Partner completely redeems his Units as follows:

(i) Each allocation account shall be increased by the amount of income allocated to the holder of the Unit pursuant to subparagraph (c)(1) above and subparagraph (c)(2)(cc) below.

(ii) Each allocation account shall be decreased by the amount of expense or loss allocated to the holder of the Unit pursuant to subparagraph (c)(1) above and subparagraph (c)(2)(ee) below and by the amount of any distribution the holder of the Unit has received with respect to the Unit (other than on redemption of the Unit).

(iii) When a Unit is redeemed or exchanged in an Exchange, (y) net realized capital gain shall first be allocated to each Partner who has redeemed all his Units up to the excess, if any, of the amount received upon redemption of his Units over the allocation account attributable to such Units and net realized capital loss shall first be allocated to each Partner who has redeemed all his Units up to the excess, if any, of the allocation account attributable to such Units over the amount received upon redemption of his Units in proportion to each such Partner’s excess and (z) the allocation account with respect to such Unit shall be eliminated.

(bb) After allocations, if any, pursuant to subparagraph (c)(2)(aa)(iii), net realized capital gain shall be allocated first to each Partner who has partially redeemed his Units or exchanged less than all of his Units in an Exchange during the Fiscal Year up to the excess, if any, of the amount received upon redemption of the Units or the amount deemed received on the Exchange of Units over the allocation account attributable to the redeemed Units or the Units exchanged in the Exchange in proportion to each such Partner’s excess.

(cc) Net realized capital gain remaining after the allocation thereof pursuant to subparagraph (c)(2)(bb) above shall be allocated next among all Partners whose capital accounts are in excess of their Units’ allocation accounts (after the adjustments in subparagraph (c)(2)(bb) above) in the ratio that each such Partner’s excess bears to all such Partners’ excesses. In the event that gain to be allocated pursuant to this subparagraph (c)(2)(cc) is greater than the excess of all such Partners’ capital accounts over all such allocation accounts, the excess shall be allocated among all Partners in the ratio that each Partner’s capital account bears to all Partners’ capital accounts.

(dd) After allocations, if any, pursuant to subparagraph (c)(2)(aa)(iii), net realized capital loss shall be allocated first to each Partner who has partially redeemed his Units or exchanged less than all of his Units in an Exchange during the Fiscal Year up to the excess, if any, of the allocation account attributable to the redeemed Units or the Units exchanged in the Exchange over the amount received upon redemption of the Units or the amount deemed received on the Exchange of the Units in proportion to each such Partner’s excess.

(ee) Net realized capital loss remaining after the allocation thereof pursuant to subparagraph (c)(2)(dd) above shall be allocated next among all Partners whose Units’ allocation accounts are in excess of their capital accounts (after the adjustments in subparagraph (c)(2)(dd) above) in the ratio that each such Partner’s excess bears to all such Partners’ excesses. In the event that loss to be allocated pursuant to this subparagraph (c)(2)(ee) is greater than the excess of all such allocation accounts over all such Partners’ capital accounts, the excess loss shall be allocated among all Partners in the ratio that each Partner’s capital account bears to all Partners’ capital accounts.

(3) The tax allocations prescribed by this Section 6(c) shall be made to each holder of a Unit whether or not the holder is a Substituted Limited Partner (as defined below). In the event that a Unit has been transferred, sold, pledged or assigned pursuant to Section 9(a), the allocations prescribed by this Section 6(c) shall be made with respect to such Unit without regard to the transfer, sale, pledge or assignment, except that in the year of transfer, sale, pledge or assignment the allocations prescribed by this Section 6(c) shall be divided between the transferor, purchaser, pledgor or assignor and the assignee based on the number of months each held the assigned Unit. For purposes of this Section 6(c), tax allocations shall be made to the General Partner’s Units of General Partnership Interest on a Unit equivalent basis.

(4) The allocation of profit and loss for U.S. federal income tax purposes set forth herein is intended to allocate taxable profits and loss among Partners generally in the ratio and to the extent that increases or decreases in Net Assets are allocated to such Partners under Section 6(b) hereof so as to eliminate, to the extent possible, any disparity between a Partner’s capital account and his allocation account with respect to each Unit then outstanding, consistent with the principles set forth in Section 704(b) and Section 704(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

(5) For purposes of this Section 6(c), “capital gain” or “capital loss” shall mean gain or loss characterized as gain or loss from the sale or exchange of a capital asset by the Code, including, but not limited to, gain or loss required to be taken into account pursuant to Sections 988 and 1256 thereof.

(6) The allocations of increases and decreases in Net Assets and of profit and loss for U.S. federal income tax purposes to the Partners in respect of the Units shall not exceed the allocations permitted under Subchapter K of the Code, as determined by the General Partner, whose determination shall be binding. For purposes of this Section 6(c), unless specified to the contrary, Units redeemed as of the beginning of any month shall be considered outstanding as of the beginning of such month.

(7) The General Partner may adjust the allocations set forth in Section 6(c), in the General Partner’s discretion, if the General Partner believes that doing so will achieve more equitable allocations or allocations more consistent with the Code.

(d) Definitions; Accounting.

(1) Net Assets. The Partnership’s “Net Assets” shall mean the total assets of the Partnership (including, but not limited to, its investment in the Trading Company or Trading Companies, all cash and cash equivalents, accrued interest and amortization of original issue discount, and the market value of all open futures interest contract positions and other assets of the Partnership) less all liabilities of the Partnership (including, but not limited to, its pro rata share of Trading Company liabilities, including brokerage commissions that would be payable upon the closing of open futures interest contract positions, management fees, incentive fees, selling commissions, administrative fees, other fees, and extraordinary expenses, as described herein and in the Memorandum) determined in accordance with United States generally accepted accounting principles consistently applied under the accrual basis of accounting (“GAAP”) (except as otherwise described in the Memorandum). Net Assets may be determined on a per Class basis as determined by the General Partner. Appropriate reserves may be created, accrued, and charged against Net Assets by the General Partner for contingent liabilities, in if any, as of the date any such contingent liability becomes known to the General Partner.

(2) Net Asset Value of a Class. The “Net Asset Value of a Class” shall mean the Net Asset Value allocated to capital accounts represented by Units of Limited Partnerships Interests divided by the aggregate number of Units of such Class.

(3) Net Asset Value per Unit. The “Net Asset Value per Unit” shall mean the Net Asset Value allocated to capital accounts represented by Units of Limited Partnership Interest of a Class divided by the aggregate number of Units of Limited Partnership Interest of such Class.

(e) Expenses and Limitations Thereof. The Partnership shall pay the General Partner a monthly administration fee equal to 1/12th of 1.0% (a 1.0% annual rate) of the Net Asset Value of each Class at the beginning of each month (the “General Partner’s Fee”). Except as expressly provided for herein, the General Partner may modify or waive in whole or in part the General Partner’s Fee for any Class of Units. The Partnership shall also be obligated to pay any extraordinary expenses (determined in accordance with GAAP) it may incur. After the initial closing and after each subsequent closing, substantially all of the Partnership’s assets shall be delivered to Morgan Stanley & Co. Incorporated (“MS & Co.”), invested in the Trading Company or Trading Companies and/or deposited in separate commodity trading accounts at MS & Co. and/or its Affiliates. MS & Co. and/or its Affiliates may hold Partnership assets in non-interest bearing accounts (from which MS & Co. and its Affiliates may derive compensating balance benefits, subject to the limits described herein) or, in the alternative, may invest Partnership assets in securities approved by the CFTC for investment of customer funds. In either case the Partnership shall receive the interest accrued as set forth in the Memorandum.

(f) Limited Liability of Limited Partners. Each Unit, when purchased by a Limited Partner in accordance with the terms of this Agreement, shall be fully paid and nonassessable. No Limited Partner shall be liable for the Partnership’s obligations in excess of such Partner’s unredeemed capital contribution, undistributed profits, if any, and any distributions and amounts received upon redemption of Units or deemed received on an Exchange of Units, together with interest thereon. The Partnership shall not make a claim against a Limited Partner with respect to such amounts distributed to such Partner or amounts received by such Partner upon redemption of Units or deemed received upon an Exchange of Units, unless the Net Assets of the Partnership (which shall not include any right of contribution from the General Partner except to the extent previously made by it pursuant to this Agreement) shall be insufficient to discharge the liabilities of the Partnership which shall have arisen prior to the payment of such amount.

(g) Return of Limited Partner’s Capital Contribution. Except to the extent that a Limited Partner shall have the right to withdraw capital through redemption or Exchange of Units in accordance with Sections 9(b) and 9(c), no Limited Partner shall have any right to demand the return of his capital contribution, or any profits added thereto, except upon termination and dissolution of the Partnership. In no event shall a Limited Partner be entitled to demand or receive from the Partnership property other than cash.

(h) Distributions. The General Partner shall have sole discretion in determining what distributions (other than on redemption or Exchange of Units), if any, the Partnership shall make to its Partners. If made, all distributions shall be pro rata in accordance with the respective capital accounts of the Partners and may be made by credit to a Limited Partner’s account with MS & Co., or an Affiliate or a subsidiary thereof. The General Partner may, but shall not have any obligation to, distribute assets in-kind at any time or for any reason.

(i) Separate Series. The General Partner may establish any number of designated series of Units (each a “Series”) having separate rights, powers or duties with respect to specified property or obligations of the Partnership or profits and losses associated with specified property or obligations, and any such Series may have a separate business purpose or investment objective. The Partnership shall maintain separate and distinct records for any such Series and the assets associated with such Series shall be held directly or indirectly, including through a nominee or otherwise) and accounted for separately from the assets of any other Series. The debts, liabilities and obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Partnership generally or any other Series, and none of the debts liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Partnership generally or any other Series shall be enforceable against the assets of such Series.

7.	Management and Trading Policies

(a) Management of the Partnership. Except as may be otherwise specifically provided herein, the General Partner, to the exclusion of all Limited Partners, shall conduct and manage the business of the Partnership. No Limited Partner shall have the power to represent, act for, sign for, or bind the General Partner or the Partnership. Except as provided herein, no Partner shall be entitled to any salary, draw, or other compensation from the Partnership. Each Limited Partner hereby undertakes to furnish to the General Partner such additional information as may be reasonably determined by the General Partner to be required or appropriate for the Partnership, including, but not limited to, opening and maintaining an account or accounts with commodity brokerage firms for the purpose of trading in futures interest contracts. No person dealing with the General Partner shall be required to determine its authority to make any undertaking on behalf of the Partnership or to determine any fact or circumstances bearing upon the existence of its authority.

(b) Miscellaneous. The General Partner may take such actions as it deems necessary or desirable to manage the business of the Partnership, including, but not limited to:

(1) Opening bank accounts, investment and trading accounts and paying or authorizing the payment of distributions to the Partners and the expenses of the Partnership, such as management and incentive fees, and brokerage commissions and fees.

(2) The General Partner may subdivide or combine Units in its discretion; provided that no such subdivision or combination shall affect the Net Asset Value per Unit of any Limited Partner’s interest in the Partnership.

(3) The General Partner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any federal, state, or local tax returns which shall be required to be filed by the Partnership. The General Partner shall cause the Partnership to pay any taxes payable by the Partnership; provided, however, that the General Partner shall not be required to cause the Partnership to pay any tax so long as the General Partner or the Partnership shall be in good faith and by appropriate legal proceedings contesting the validity, applicability, or amount thereof and such contest shall not materially endanger any right or interest of the Partnership.

(4) The General Partner shall be authorized to perform all duties imposed by Sections 6221 through 6233 of the Code on the General Partner as “tax matters partner” of the Partnership, including, but not limited to, the following: (a) the power to conduct all audits and other administrative proceedings with respect to Partnership tax items; (b) the power to extend the statute of limitations for all Limited Partners with respect to Partnership tax items; (c) the power to file a petition with an appropriate federal court for review of a final Partnership administrative adjustment; and (d) the power to enter into a settlement with the Internal Revenue Service on behalf of, and binding upon, those Limited Partners having less than 1.0% of the outstanding Units in the Partnership, unless a Limited Partner shall have notified the Internal Revenue Service and the General Partner that the General Partner may not act on such Partner’s behalf.

(5) If the Partnership is required to withhold United States taxes on income with respect to Units held by Limited Partners, the General Partner may pay such tax out of its own funds and then be reimbursed out of the proceeds of any distribution or redemption with respect to such Units.

(6) The General Partner shall keep at the principal office of the Partnership such books and records relating to the business of the Partnership as it deems necessary or advisable or as are required by the Commodity Exchange Act, as amended (the “CEAct”), and the rules and regulations thereunder.

(7) To the extent required by CFTC regulations, such books and records shall be available to Limited Partners or their authorized attorneys or agents for inspection and copying during normal business hours of the Partnership and, upon 10 days’ written notice, copies shall be sent to any Limited Partner upon payment by him of reasonable reproduction and distribution costs. Any subscription agreement or power of attorney executed by a Limited Partner in connection with his purchase of Units, as applicable, shall be retained by the General Partner for not less than the period prescribed by applicable law.

(8) The General Partner shall devote such time and resources to the Partnership’s business and affairs as it shall, in its sole discretion, deem necessary or advisable to effectively manage the Partnership. The General Partner may engage in other business activities and shall not be required to refrain from any other activity or disgorge any profits from any such activity, whether as general partner of additional partnerships formed for investment in futures interests or otherwise. The General Partner may engage and compensate, on behalf of the Partnership, such persons, firms, or corporations, including any affiliated person or entity, as the General Partner in its sole judgment shall deem advisable for the conduct and operation of the business of the Partnership; provided, however, that, except as described herein and in the Memorandum, the General Partner shall not engage any person, firm, or corporation which is an Affiliate of the General Partner to perform services for the Partnership without having made a good faith determination that (i) the Affiliate which it proposes to engage to perform such services is qualified to do so (considering the prior experience of the Affiliate or the individuals employed thereby) and (ii) the terms and conditions of the agreement pursuant to which such Affiliate is to perform services for the Partnership are no less favorable to the Partnership than could be obtained from equally qualified unaffiliated third parties, or are otherwise determined by the General Partner to be fair and reasonable to the Partnership and the Limited Partners.

(9) The General Partner may enter into agreements and contracts with third parties, terminate such agreements and institute, defend and settle litigation arising therefrom and give receipts, releases and discharges with respect to all of the foregoing any matters incidental thereto.

(10) Except as otherwise provided for herein, the General Partner may pay any and all reasonable fees and to make any and all reasonable expenditures to an affiliated entity which it, in its discretion, deems necessary or appropriate in connection with the administration of the Partnership.

(11) The General Partner may engage consultants, experts, professionals, accountants, administrator, auditors, attorneys, brokers, engineers, custodians, escrow agents, and any other third parties deemed necessary by the General Partner, and terminate such engagement.

8.	Audits; Reports to Limited Partners

(a) Reports. The Partnership’s books shall be audited annually by an independent public accountant selected by the General Partner in its sole discretion. The Partnership shall use its best efforts to cause each Partner to receive: (a) within 90 days after the close of each Fiscal Year an annual report containing audited financial statements (including a statement of income and a statement of financial condition) of the Partnership for the Fiscal Year then ended, prepared in accordance with GAAP and accompanied by a report of the certified public accounting firm which audited such statements, and such other information as the CFTC and the National Futures Association (“NFA”) may from time to time require (such annual reports will provide a detailed statement of any transactions with the General Partner or its Affiliates and of fees, commissions and any compensation paid or accrued to the General Partner or its Affiliates for the Fiscal Year completed, showing the amount paid or accrued to each recipient and the services performed); (b) within 90 days after the close of each Fiscal Year such tax information relating to the Partnership as is necessary for such Partner to complete his U.S. federal income tax return; (c) within 30 days after the close of each calendar month, such financial and other information with respect to the Partnership as the CFTC and NFA from time to time shall require in monthly reports; and (d) at such times as shall be necessary or advisable in the General Partner’s sole discretion, such other information as the CFTC and NFA from time to time shall require under the CEAct to be given to participants in commodity pools.

(b) Change in Fees. No increase in any of the fees payable by the Partnership and described in the Memorandum may take effect until the first Business Day (as defined below) following a Redemption Date (as defined in Section 9(b)), provided that: (i) notice of such increase is provided to each Limited Partner at least 5 Business Days prior to the last date on which a Request for Redemption (as defined in Section 9(b)) must be received by the General Partner with respect to the applicable Redemption Date; and (ii) such notice shall describe the rights of Limited Partners, as set forth in Section 9(b). For the purposes of this Agreement, a “Business Day” shall mean each day in which the New York Stock Exchange is open for business.

9.	Transfer; Redemption of Units; Exchange Privilege

(a) Transfer, Sale, Pledge and Assignment. A Limited Partner may transfer, sell, pledge or assign his Units only as provided in this Agreement. No such transferee, purchaser, pledgee or assignee shall become a substituted Limited Partner (each a “Substituted Limited Partner) unless the General Partner first consents to such transfer, sale, pledge or assignment in writing, which consent may be withheld in its sole discretion. The Partnership need not recognize any transfer, sale, pledge or assignment until it has received at least 30 days’ prior written notice thereof from the Limited Partner, which notice shall set forth the address and social security or taxpayer identification number of the transferee or assignee and the number of Units to be transferred or assigned, and which notice shall be signed by the Limited Partner (and his signature is guaranteed by a commercial bank with a correspondent in New York, New York or by a member of a registered national securities exchange) and executed by the purchaser, assignee, transferee, purchaser or pledgee. Any transfer or assignment of Units permitted by this Agreement shall be effective as of the first day of the month following the requisite notice period (unless such notice period is waived by the General Partner in its sole discretion). Subject to the General Partner’s sole discretion, no transfer, pledge, sale or assignment of Units shall be effective or recognized by the Partnership if the transferee, pledgee, purchaser or assignee, or the transferor, pledgor, seller or assignor (if fewer than all Units held by the transferor, pledgor, seller or assignor are being pledged, sold, transferred or assigned) would, by reason of such transfer, pledge, sale or assignment, acquire Units which do not meet the minimum initial subscription requirements, as described in the Memorandum; provided, however, that the foregoing restriction shall not apply to transfers, sales, pledges or assignments of Units (i) by the way of gift or inheritance, (ii) to any members of the Limited Partner’s family, (iii) resulting from divorce, annulment, separation or similar proceedings, or (iv) to any person who would be deemed an Affiliate of the Limited Partner as defined in the first sentence of Section 13(c). No transfer, pledge, sale or assignment shall be permitted unless the General Partner is satisfied that (i) such transfer, sale, pledge or assignment shall not be in violation of the Act or applicable federal, state, or foreign securities laws, and (ii) notwithstanding such transfer, sale, pledge or assignment, the Partnership shall continue to be classified as a partnership rather than as an association taxable as a corporation under the Code. No transfer, sale, pledge or assignment of Units shall be effective or recognized by the Partnership if such transfer, sale, pledge or assignment would result in the termination of the Partnership for U.S. federal income tax purposes, and any attempted transfer, sale, pledge or assignment in violation hereof shall be ineffective to transfer, sell, pledge or assign any such Units. Any transferee, pledge, purchaser or assignee of Units who has not been admitted to the Partnership as a Substituted Limited Partner shall not have any of the rights of a Limited Partner, except that such person shall receive that share of capital and profits and shall have that right of redemption to which his transferor, seller, pledgor or assignor would otherwise have been entitled and shall remain subject to the other terms of this Agreement binding upon Limited Partners. No Limited Partner shall have any right to approve of any person becoming a Substituted Limited Partner. The Limited Partner shall bear all costs (including any attorneys’ and accountants’ fees) related to such transfer, sale, pledge or assignment of his Units.

In the event that the General Partner consents to the admission of a Substituted Limited Partner pursuant to this Section 9(a), the General Partner is hereby authorized to take such actions as may be necessary to reflect such substitution of a Limited Partner. Each Substituted Limited Partner shall execute and acknowledge such instruments (including a subscription agreement), in form and substance satisfactory to the General Partner, as the General Partner deems necessary or desirable to effectuate such admission and to confirm the agreement of the Substituted Limited Partner to be bound by all terms and provisions of this Agreement. Further, each Substituted Limited Partner agrees upon the request of the General Partner, to execute such certificates or other documents and perform such acts as the General Partner deems appropriate to preserve the limited liability status of the Partnership after the completion of any assignment, transfer, sale or pledge of a Unit(s).

Each Limited Partner requesting a sale, transfer, assignment or pledge of his Unit(s) agrees to pay all reasonable expenses, including attorney’s fees, incurred by the Partnership in connection with such sale, transfer, assignment or pledge. Each Substituted Limited Partner, as a condition of admission, hereby indemnifies the Partnership and each other Partner against any loss, damage, cost or expense (including without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of his/its admission as a Substituted Limited Partner.

(b) Redemption. Except as set forth below and in accordance with the terms hereof, a Limited Partner (or any Substituted Limited Partner) may withdraw all or part of his unredeemed capital contribution and undistributed profits, if any, by requiring the Partnership to redeem all or part of his Units at the Net Asset Value per Unit thereof, reduced as hereinafter described (any such withdrawal being herein referred to as a “Redemption”). A Limited Partner shall maintain the minimum investment in the Partnership as shall be determined by the General Partner in its sole discretion. Redemption of all or some of a Limited Partner’s Units shall be effective as of the last Business Day of the month subsequent to the timely receipt by the General Partner of a Request for Redemption, in proper form (unless any or all of such requirements are waived in the sole discretion of the General Partner) (each a “Redemption Date”); provided that all liabilities, contingent or otherwise, of the Partnership (except any liability to Partners on account of their capital contributions) shall have been paid, or there shall remain property of the Partnership sufficient to pay them. As used herein, “Request for Redemption” shall mean a letter in the form specified by the General Partner. The General Partner may consent to Redemptions by a Limited Partner in any amount at any time.

Upon Redemption, a Limited Partner (or a Substituted Limited Partner) shall receive from the Partnership for each Unit redeemed an amount equal to the Net Asset Value per Unit thereof as of the Redemption Date, prior to the beginning of trading on such day and prior to the accrual of any management fees, incentive fees, brokerage commissions, administrative fees, and interest, and less any amount owing by such Partner (and his assignee, if any) to the Partnership pursuant to Section 13(d). If a Redemption is requested by an assignee, all amounts owed to the Partnership under Section 13(d) by the Partner to whom such Unit was sold, as well as all amounts owed by all assignees of such Unit, shall be deducted from the Net Asset Value per Unit upon Redemption. The General Partner shall endeavor to pay Redemptions within 10 Business Days after the Redemption Date; provided, however, if the General Partner believes that extraordinary circumstances exist, including, but not limited to, the Partnership’s inability to liquidate any positions as of a Redemption Date, or a default or delay in payments due to the Partnership by the Trading Company, or other significant administrative or other hardships exist (collectively, “Hardships”), the Partnership may in turn delay payment to Partners requesting Redemption of the proportionate part of the value of redeemed Units represented by the illiquid sum or sums which are the subject of such Hardships, in which even payment for Redemptions shall be made to Limited Partners as soon as practicable following the resolution of such Hardships. Redemptions shall be made by credit to the Limited Partner’s customer account with MS & Co., or an Affiliate or a subsidiary thereof, or by check mailed to the Limited Partner if the Limited Partner has no such account. The General Partner may, in its absolute discretion, waive any restrictions or charges applicable to Redemptions.

The General Partner may suspend Redemptions of any or all Classes or Series of Units by the Limited Partners in any Fiscal Year in which the General Partner determines that (i) such suspension is necessary in order to assure that the Partnership will not be treated as “publicly traded” under Internal Revenue Code of 1986, as amended, §7704, and (ii) treatment as “publicly traded” would be adverse to the Limited Partners. The General Partner’s good faith determinations pursuant to the preceding sentence shall be final and conclusive as to all Partners. In addition the General Partner may suspend Redemptions of any or all Classes or Series of Units for the whole or part of any Fiscal Year if the General Partner determines that (i) the effect of Redemptions, including Redemptions for which Redemption Requests have been received, would materially impair the Partnership’s ability to operate in pursuit of its objectives, or (ii) the remaining Limited Partners would be unfairly and materially disadvantaged, or (iii) as otherwise described in the Memorandum.

The General Partner may, at any time, require any Limited Partner to redeem all or a portion of such Limited Partner’s Units by giving not less than five days’ written notice to the Limited Partner or without notice in the case of certain events under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(c) Exchange Privilege. A Limited Partner (or any assignee thereof) may redeem his Units effective as of a Redemption Date (subject to the terms and restrictions described herein and in the Memorandum) and authorize the General Partner to use some or all the net proceeds of such Redemption to purchase the interests of one or more of certain other related managed futures funds managed by the General Partner, as described in the Memorandum. The General Partner, on behalf of the Partnership and each Partner, is authorized to execute, file, record, and publish any amendments to this Agreement and such other documents of the Partnership as shall be necessary to reflect any exchange pursuant to this Section 9(c) (an “Exchange”).

10.	Special Power of Attorney

Each Limited Partner, by the execution of this Agreement, does irrevocably constitute and appoint the General Partner, with full power of substitution, as his true and lawful attorney-in-fact, in his name, place, and stead (a) to execute, acknowledge, swear to, deliver, file, and record on his behalf in the appropriate public offices and publish: (i) this Agreement and the Certificate of Limited Partnership and amendments thereto; (ii) all instruments that the General Partner deems necessary or appropriate to reflect any amendment, change, or modification of this Agreement or the Certificate of Limited Partnership made in accordance with terms of this Agreement; (iii) certificates of assumed name; and (iv) all instruments that the General Partner deems necessary or appropriate to qualify the Partnership to do business as a foreign limited partnership in other jurisdictions, and (b) to admit additional Limited Partners and, to the extent that it is necessary under the laws of any jurisdiction, to execute, deliver, and file amended certificates or agreements of limited partnership or other instruments to reflect such admission. The Power of Attorney granted herein shall be irrevocable and deemed to be a power coupled with an interest and shall survive the incapacity, death, dissolution, liquidation, or termination of a Limited Partner. Each Limited Partner hereby agrees to be bound by any representation made by the General Partner and by any successor thereto acting in good faith pursuant to such Power of Attorney. In the event of any conflict between this

Agreement and any instrument filed by an attorney-in-fact pursuant to the Power of Attorney granted in this Section 10, this Agreement shall control.

11.	Withdrawal of Partners

The Partnership shall terminate and be dissolved upon the withdrawal, insolvency, bankruptcy, dissolution or liquidation of the General Partner (unless a new general partner is elected by a vote of the Limited Partners owning more than 50% of the Units then outstanding, and such new general partner shall have elected to continue the business of the Partnership, which any new general partner shall have the right to do). The General Partner shall not withdraw or assign all of its interests at any time without giving the Limited Partners 120 days’ prior written notice of its intention to withdraw or assign, and, if the Limited Partners thereupon elect a new general partner or partners which elect to continue the business of the Partnership, the withdrawing General Partner shall pay all reasonable expenses incurred by the Partnership in connection with such withdrawal. The General Partner shall be paid the Net Asset Value per Unit of its General Partnership Units in the Partnership as of the date of such withdrawal.

The death, incompetency, withdrawal, insolvency, bankruptcy, termination, liquidation, or dissolution of a Limited Partner shall not terminate or dissolve the Partnership, and such Limited Partner, his estate, custodian, or personal representative shall have no right to withdraw such Limited Partner’s interest in the Partnership except as provided in Section 9. Each Limited Partner (and any assignee of such Partner’s interest) expressly agrees that in the event of his death, he waives on behalf of himself and his estate (and he directs the legal representative of his estate and any person interested therein to waive) the furnishing of any inventory, accounting, or appraisal of the assets of the Partnership and any right to an audit or examination of the books of the Partnership.

12.	No Personal Liability for Return of Capital

Subject to Section 13, neither the General Partner nor any Affiliate shall be personally liable for the return or repayment of all or any portion of the capital or profits of any Partner (or assignee), it being expressly agreed that any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from the General Partner) of the Partnership.

13.	Standard of Liability; Indemnification

(a) Standard of Liability. Neither the General Partner, nor its principals, shareholders, officers, directors, employees, representatives, agents or Affiliates shall be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Limited Partners, their respective successors, assignees or transferees or to their third parties for any act or omission performed or omitted by them on behalf of the Partnership and in a manner reasonably believed by them to be within the scope of the authority granted to them by this Agreement except when such action or failure to act constitutes gross negligence, willful misconduct, bad faith or reckless disregard. Moreover, neither the General Partner, nor its officers, directors, employees, shareholders, principals or Affiliates, shall have any liability to the Partnership for any losses suffered by it due to the action or inaction of any agent retained by the Partnership, whether through negligence, dishonesty or otherwise, provided that the agent was selected with reasonable care. The General Partner may consult with counsel and accountants in respect of the Partnership’s affairs and be fully protected and justified in any action or inaction which is taken in good faith and in accordance with the information, reports, statements, advice or opinion provided by such persons, provided that they were selected with reasonable care and the matter consulted is reasonably believed by the General Partner to be within such persons’ professional or expert competence. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 13 shall not be construed so as to relieve (or attempt to relieve) the General Partner of any liability to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 13 to the fullest extent permitted by law.

(b) Indemnification by the Partnership. The Partnership shall indemnify, defend, and hold harmless the General Partner, its principals, shareholders, officers, directors, employees, representatives, agents or Affiliates from and against any loss, liability, damage, cost, or expense (including attorneys’ and accountants’ fees and expenses incurred in defense of any demands, claims, or lawsuits) actually and reasonably incurred arising from any act or omission performed or omitted by them on behalf of the Partnership, including, without limitation, any demands, claims, or lawsuits initiated by a Limited Partner (or assignee thereof); provided that the act or omission performed or omitted that was the basis of such loss, liability, damage, cost, or expense was not the result of gross negligence, willful misconduct, bad faith or reckless disregard. Furthermore, in any action or proceeding brought by a Limited Partner in the right of the Partnership to which the General Partner or any Affiliate is a party defendant, any such person shall be indemnified only to the extent and subject to the conditions specified in the Act and this Section 13(b). The Partnership shall make advances to the General Partner or its Affiliates hereunder only if: (1) the demand, claim, lawsuit, or legal action relates to the performance of duties or services by such persons to the Partnership; (2) such demand, claim, lawsuit, or legal action is not initiated by a Limited Partner; and (3) such advances are repaid, with interest at the legal rate under Delaware law, if the person receiving such advance is ultimately found not to be entitled to indemnification hereunder.

Nothing contained in this Section 13(b) shall increase the liability of any Limited Partner to the Partnership beyond the amount of his capital and profits, if any, in the Partnership, including amounts received on distributions and Redemptions, together with interest thereon. All rights to indemnification and payment of legal fees and expenses shall not be affected by the termination of the Partnership or the withdrawal, insolvency, or dissolution of the General Partner.

The Partnership shall not incur the cost of that portion of liability insurance which insures the General Partner and its Affiliates for any liability as to which the General Partner and its Affiliates are prohibited from being indemnified.

(c) Affiliate. As used in this Agreement, the term “Affiliate” of a person shall mean: (i) any natural person, partnership, corporation, association, or other legal entity directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such person; (ii) any partnership, corporation, association, or other legal entity 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by such person; (iii) any natural person, partnership, corporation, association, or other legal entity directly or indirectly controlling, controlled by, or under common control with such person; (iv) any officer, director or partner of such person; (v) if such person is an officer, director or partner, any partnership, corporation, association, or other legal entity for which such person acts in any such capacity. Notwithstanding the foregoing, “Affiliates” for purposes of this Section 13 shall include only those persons performing services for the Partnership.

(d) Indemnification by Partners. In the event that the Partnership is made a party to any claim, dispute, or litigation or otherwise incurs any loss or expense as a result of, or in connection with, any Partner’s (or assignee’s) obligations or liabilities unrelated to the Partnership’s business, such Partner (or assignees cumulatively) shall indemnify, defend, hold harmless and reimburse the Partnership for such loss, liability, damage, cost and expense to which the Partnership shall become subject (including attorneys’ and accountants’ fees and expenses).

14.	Benefit Plan Investors

(a) Investment in Accordance with Law. Each Limited Partner that is, or is investing assets on behalf of, an “employee benefit plan,” as defined in and subject to ERISA, or a “plan,” as defined in and subject to Section 4975 of the Code (each such employee benefit plan and plan, a “Plan”), and each fiduciary thereof who has caused the Plan to become a Limited Partner (a “Plan Fiduciary”), represents and warrants that: (a) the Plan Fiduciary has considered an investment in the Partnership for such Plan in light of the risks relating thereto; (b) the Plan Fiduciary has determined that, in view of such considerations, the investment in the Partnership for such Plan is consistent with the Plan Fiduciary’s responsibilities under ERISA; (c) the investment in the Partnership by the Plan does not violate and is not otherwise inconsistent with the terms of any legal document constituting the Plan or any trust agreement thereunder; (d) the Plan’s investment in the Partnership has been duly authorized and approved by all necessary parties; (e) none of the General Partner, any commodity trading advisor to the Partnership, MS & Co., Morgan Stanley & Co. International Limited, any employee of MS & Co. who sells Units, any additional placement agent, any person, firm or corporation engaged by the General Partner to provide services to the Partnership, any of their respective Affiliates or any of their respective agents or employees: (i) has investment discretion with respect to the investment of assets of the Plan used to purchase Units; (ii) has authority or responsibility to or regularly gives investment advice with respect to the assets of the Plan used to purchase Units for a fee and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to the Plan and that such advice will be based on the particular investment needs of the Plan; or (iii) is an employer maintaining or contributing to the Plan; and (f) the Plan Fiduciary (i) is authorized to make, and is responsible for, the decision for the Plan to invest in the Partnership, including the determination that such investment is consistent with the requirement imposed by Section 404 of ERISA that Plan investments be diversified so as to minimize the risks of large losses; (ii) is independent of the General Partner, each commodity trading advisor to the Partnership, MS & Co., Morgan Stanley & Co. International Limited, any employee of MS & Co. who sells Units, any additional placement agent, any person, firm or corporation engaged by the General Partner to provide services to the Partnership, each selling agent and each of their respective Affiliates; and (iii) is qualified to make such investment decision.

(b) Disclosures and Restrictions Regarding Benefit Plan Investors. Each Limited Partner that is a “benefit plan investor” (defined as any Plan, any other employee benefit plan or plan as defined in but not subject to either ERISA or Section 4975 of the Code and any entity deemed for any purpose of ERISA or Section 4975 of the Code to hold assets of any employee benefit plan or plan) represents that the individual signing the Subscription Agreement and Power of Attorney has disclosed such Limited Partner’s status as a benefit plan investor in the Subscription Agreement and Power of Attorney. Each Limited Partner that is not a “benefit plan investor” represents and agrees that if at a later date such Limited Partner becomes a benefit plan investor, such Limited Partner shall immediately notify the General Partner of such change of status. Notwithstanding anything herein to the contrary, the General Partner, on behalf of the Partnership, may take any and all action to prevent the Partnership from holding “plan assets” under ERISA or the Code with respect to any Plan, including, but not limited to, if appropriate under the circumstances as determined by the General Partner in its sole discretion, refusing to admit persons as Limited Partners or refusing to accept additional capital contributions, and requiring the Redemption of the Units of any Limited Partner in accordance with Section 9(b) hereof, as may be necessary or desirable to assure that at all times the aggregate of all capital accounts of all benefit plan investors with respect to any “class of equity interests in the Partnership” as determined pursuant to United States Department of Labor Regulation Section 2510.3-101 do not amount to or exceed 25% of the total capital accounts with respect to such class of equity interests of all Limited Partners (not including the investments of the General Partner, any commodity trading advisor to the Partnership, any person who provides investment advice for a fee (direct or indirect) with respect to the Partnership and “affiliates,” as such term is defined in the applicable regulation promulgated under ERISA, of any such person).

15.	Amendments

(a) General Partner’s Authority to Amend. The General Partner may make any amendment to this Agreement that is not adverse to the Limited Partners, without the consent of the Limited Partners, including but not limited to the following: (i) change the name of the Partnership or cause the Partnership to transact business under another name; (ii) clarify any inaccuracy or any ambiguity, or reconcile any inconsistent provisions herein, (iii) effect the intent of the allocations proposed herein to the maximum extent possible in the event of a change in the Code or the interpretations thereof affecting such allocations; (iv) attempt to ensure that the Partnership is not taxed as an association taxable as a corporation for U.S. federal income tax purposes; (v) qualify or maintain the qualification of the Partnership as a limited partnership in any jurisdiction; (vi) delete or add any provision of or to this Agreement required to be deleted or added by the staff of the CFTC, any other federal agency, any state “Blue Sky” official, or other governmental official, or in order to opt to be governed by any amendment or successor to the Act, or to comply with applicable law; (vii) make any modification to this Agreement to reflect the admission of additional or substitute general partners; (viii) make any amendment that is appropriate or necessary, in the opinion of the General Partner, to prevent the Partnership or the General Partner or its directors, officers or controlling persons from in any manner being subject to the provisions of the Investment Company Act of 1940 (the “1940 Act”), or the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (ix) take such actions as may be necessary or appropriate to avoid the assets of the Partnership being treated for any purpose of ERISA or Section 4975 of the Code as assets of any “employee benefit plan” as defined in and subject to ERISA or of any plan as defined in and subject to Section 4975 of the Code (or any corresponding provisions of succeeding law) or to avoid the Partnership’s engaging in a prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Code; and (x) make any amendment that is appropriate or necessary, in the opinion of the General Partner, to qualify the Partnership under the 1940 Act, and any persons under the 1940 Act and the Advisers Act, if the General Partner reasonably believes that doing so is necessary. Any such supplemental or amendatory agreement shall be adhered to and have the same force and effect from and after its effective date as if the same had originally been embodied in, and formed a part of this Agreement; provided, however, that no such supplemental or amendatory agreement shall, without the consent of all Partners affected thereby, change or alter the provisions of this proviso, reduce the capital account of any Partner, or modify the percentage of profits, losses or distributions to which any Partner is entitled. A Limited Partner’s consent may be deemed to have been provided with respect to a certain amendment or supplement to this Agreement if the General Partner provides notice regarding such amendment or supplement to the Limited Partner and such Limited Partner has not responded to the General Partner within 20 calendar days of receipt of such notice.

(b) Voting. Except as otherwise specifically set forth in this Agreement, the Limited Partners shall have only the voting rights set forth in the Act. A meeting of the Limited Partners for the purpose of acting upon any matter upon which the Limited Partners are entitled to vote may be called at any time by Limited Partners owning more than 50% of the Units then outstanding or the General Partner. The Limited Partners or the General Partner shall give written notice of any such meeting to all Limited Partners and the General Partner and such meeting shall be held not less than 10 days and not more than 60 days after the notice to the Limited Partners and the General Partner is provided. Any action required or permitted to be taken by the Limited Partners may be taken with or without a meeting, or by written consent of the Limited Partners.

16.	Governing Law

The validity and construction of this Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, including, specifically, the Act (without regard to its choice of law principles). If any action or proceeding shall be brought by a party to this Agreement or to enforce any right or remedy under this Agreement, each party hereto hereby consents and shall submit to the jurisdiction of the courts of the State of New York or any Federal court sitting in the County, City and State of New York. Any action or proceeding brought by any party to this Agreement to enforce any right, assert any claim or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in the courts of the State of New York or any federal court sitting in the County, City and State of New York.

17.	Miscellaneous

(a) Priority among Limited Partners. Except as otherwise specifically set forth in this Agreement, no Limited Partner shall be entitled to any priority or preference over any other Limited Partner in regard to the affairs of the Partnership.

(b) Representations, Warranties, Covenants and Understandings of the Partners. The representations, warranties, covenants and understanding of each Limited Partner, as set forth in the subscription agreement completed and signed by each Limited Partner prior to his/its admission to the Partnership or the making of any additional capital contribution are incorporated herein by reference and made a part hereof as if originally contained herein.

(c) Notices. All notices and requests to the General Partner under this Agreement (other than Subscriptions, Requests for Redemption, Exchanges and notices of assignment or transfer of Units) shall be in writing and shall be effective upon personal delivery or, if sent by registered or certified mail, postage prepaid, addressed to the General Partner at 522 Fifth Avenue, 14th Floor, New York, New York 10036 (or such other address as the General Partner shall have notified the Limited Partners), upon the deposit of such notice in the United States mail. Requests for Redemption, Exchanges and notices of assignment, sale, pledge or transfer of Units shall be effective upon timely receipt by the General Partner. Except as otherwise provided herein, all reports and notices hereunder shall be in writing and shall be sent by first-class mail to the last known address of the Limited Partner.

(d) Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, all of the parties, their successors, assigns as permitted herein, custodians, estates, heirs, and personal representatives. For purposes of determining the rights of any Partner or assignee hereunder, the Partnership and the General Partner may rely upon the Partnership’s records as to who are Partners and assignees, and all Partners and assignees agree that their rights shall be determined and that they shall be bound thereby, including all rights that they may have under Section 15.

(e) Entire Agreement. This Agreement, plus any other agreement which may be required to be signed by the General Partner prior to the date hereof shall constitute the entire agreement among the Partners with respect to the subject matter hereof, and shall supersede any prior agreement or understanding, oral or written, relating to the Partnership.

(f) Severability. In the event that any provision of this Agreement shall be declared invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions of this Agreement, it being hereby agreed that such provisions are severable and that this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(g) No Third Party Beneficiaries. This Agreement is not intended and shall not convey any rights to persons not party to this Agreement.

(h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(i) Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

(j) Captions. Captions in no way define, limit, extend, or describe the scope of this Agreement nor the effect of any of its provisions.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GENERAL PARTNER:

DEMETER MANAGEMENT LLC

/s/ Walter Davis
Name: Walter Davis
Title: President

LIMITED PARTNERS: